Exhibit 99.1
BALLY’S CORPORATION REPORTS SECOND QUARTER 2026 RESULTS

PROVIDENCE, R.I., - August 14, 2026 - Bally’s Corporation (NYSE: BALY) (“Bally’s” or the “Company”) today reported financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 and Recent Highlights

•Consolidated revenue of $792.2 million increased 20.5% year-over-year
•Casinos & Resorts revenue of $401.0 million, up 2.0% year-over-year benefitting from landside move of Bally’s Baton Rouge and Bally’s Marquette, as well as strong growth at Bally’s temporary Chicago facility
•Bally's Intralot B2C revenue of $243.5 million, up 22.3% year-over-year driven by strong revenue growth in the UK, as well as the addition of Intralot's B2C business
•North America Interactive revenue of $66.1 million, up 16.9% year-over-year, reflecting healthy wagering revenue growth across all verticals
•In June, Bally’s Intralot announced an agreement to acquire evoke plc, a global leader in sports betting and online gaming

Summary of Financial Results

	Successor				Predecessor
(in thousands)	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Six Months Ended June 30, 2026	Period from February 8, 2025 to June 30, 2025	Period from January 1, 2025 to February 7, 2025
Revenue:
Casinos & Resorts	$401,017	$393,333	$780,745	$620,184	$124,299
Bally’s Intralot B2B	79,488	7,046	153,444	11,929	3,720
Bally’s Intralot B2C	243,481	199,020	483,419	306,887	75,265
North America Interactive	66,064	56,502	126,520	84,059	16,941
Corporate & Other	2,184	1,633	3,828	3,169	273
Total	$792,234	$657,534	$1,547,956	$1,026,228	$220,498

Robeson Reeves, Bally’s Chief Executive Officer, commented, “We delivered solid second quarter results across the enterprise and I am proud of the hard work and dedication of our team members as we move into the next phase of Bally’s omni-channel growth. We generated 20% consolidated year-over-year revenue growth driven by 22% growth in Bally’s Intralot B2C, 17% growth in North America Interactive, and 2% growth in our Casinos & Resorts business reflecting stable regional performance. As we look to the second half of 2026, our execution is creating revenue tailwinds both domestically and internationally, generating multiple levers to improve profitability, and building a solid foundation for long-term shareholder returns.

“Domestically, we are making substantial progress on our development projects. Construction of Bally’s Chicago continues as we target opening of the permanent casino in early 2027. In Las Vegas, Major League Baseball’s Las Vegas Athletics are rapidly advancing construction on their new stadium, with completion slated before the start of the team’s 2028 season opening. At the same time, we are actively progressing the development of the retail, entertainment and dining complex. We are in advanced negotiations with potential partners for exciting retail and entertainment offerings, and look forward to updating the market on our plans as the project progresses.

“We were thrilled to receive a Gaming Facility License from the New York State Gaming Commission at the end of last year. Bally’s has already made substantial investments in the project, including the $500 million license fee and $115 million golf course concession contingent payment, both of which were made in the first quarter of 2026. The $4.0 billion Bally’s Bronx integrated casino project is expected to open by 2030 and will feature 3 million square feet of gaming facilities, a 500-room hotel, a 2,000-person event center, and an 18-hole world-class golf course. We are actively raising additional capital for the further development and construction of the project and have substantial interest from potential partners for both project debt and equity financings. In July, we signed a non-binding term sheet for a pre-construction loan for Bally’s Bronx, and in August we entered into a letter of intent with a potential equity investor.

“North America Interactive was a standout in the second quarter. Revenue grew 16.9% year-over-year to $66.1 million, and Segment Adjusted EBITDAR rose to $3.0 million as profitability growth outpaced the top line increase. The customer-focused and automation initiatives Sina Miri and his team have put in place over the past year are now showing up in both financial metrics. On a second quarter run-rate, this is a digital business generating over $250 million of annualized revenue that is contributing positively at the segment level.

“On the international interactive side, our Bally’s Intralot B2C segment achieved solid performance in the second quarter of 2026, which was the first quarter to reflect the UK gaming tax increase from 21% to 40% (effective April 1, 2026). Against that backdrop, our top line in the UK continues to strengthen as constant currency year-over-year growth accelerated from 10.5% in the first quarter to 11.6% in the second quarter, and that momentum has carried into July when we saw year-over-year growth of approximately 13.0%. Importantly, we have delivered this quarter-on-quarter growth acceleration without incremental marketing spend - a real testament to the strength of our player base, product offering and the team behind it. The gross negative impact of the UK gaming tax change on our B2C segment EBITDAR was approximately $39 million in the quarter. We have been able to offset close to 65% of this impact through top-line growth and disciplined cost control, with our marketing reductions still to begin as planned into the second half. We remain firmly on track against the margin management commitments we previously disclosed to investors.

“It is worth flagging that market consolidation in the UK has not moved quite as quickly as we originally expected. We see that as an opportunity still ahead of us rather than a concern, particularly as smaller operators come under increasing pressure post-World Cup and through the fall tax season. We are already delivering double-digit growth ahead of that consolidation, which gives us confidence in our position.

“On the lottery side, we are making deliberate investments as we win and renew contracts, several of which are landing together at the same time. In April, we announced the award of a 15-year electronic gaming machine monitoring license in Victoria, Australia and a new contract of up to 12 years with the State Lottery of Chile. In May, we announced a new contract with Hellenic Lotteries in Greece, and in June, we were selected by OLG (Ontario Lottery & Gaming Corporation) as its new lottery technology solution provider. We are bringing in the right leadership and technology capability, including utilizing expertise from the legacy Gamesys business, to optimize the service and technology we deliver for our lottery partners.

“In June, we announced our binding offer to acquire evoke plc, with regulatory approvals from the relevant competition and gaming authorities currently underway. Our accomplishments during the quarter strengthen our confidence in the value we can create together. The same playbook of cost discipline and organic growth translates directly to a business of evoke's scale and customer reach.

“In summary, our strategic initiatives are creating a highly scaled, growing, global omni-channel provider of retail and online experiences and we are aggressively pursuing and executing on the many growth opportunities before us.”

Second Quarter Financial Review

Second quarter 2026 Casinos & Resorts revenue of $401.0 million rose 2.0% year-over-year, with growth most notably at Bally’s Baton Rouge (formerly the Belle of Baton Rouge) which opened landside in December 2025, as well as Marquette that moved landside in February 2026. Casinos & Resorts also saw solid growth in the Company’s properties in Chicago and Quad Cities, partially offset by elevated competition impacting Atlantic City and East Saint Louis. Our overall portfolio recorded 4.3% growth in rated visitation, reflecting our ability to effectively engage and drive data base performance. The Casinos & Resorts Segment Adjusted EBITDAR grew 3.4% year-over-year to $109.6 million reflecting the second quarter 2026 revenue increase, partially offset by the allocation of approximately $1.6 million of additional shared services costs from Corporate to Casinos & Resorts to better align with our business structure.

Second quarter 2026 Bally’s Intralot B2C revenue reflects continued strength in our U.K. operations. U.K. online revenue rose 11.6% in constant currency versus the second quarter of 2025, driven by organic growth and our strong player base. During the quarter, we mitigated the impact of the UK gaming tax increase through top line growth and disciplined cost reductions. Revenues in Spain delivered robust 15.1% year-over-year growth in constant currency, driven by an increase in new player volumes. Year-over-year growth in the Bally’s Intralot B2C segment was further supported by the inclusion of Intralot’s B2C business (sports betting in Turkey) starting in the fourth quarter of 2025. Bally’s presentation of Bally’s Intralot B2C Segment Adjusted EBITDAR under US GAAP includes approximately $5 million of negative IFRS to US GAAP adjustments due primarily to different accounting treatment of leases.

The Bally’s Intralot B2B segment includes Intralot’s B2B and B2G operations following the completion of the Intralot transaction in the fourth quarter of 2025. Prior year second quarter revenue and Segment Adjusted EBITDAR represent a royalty cash flow stream related to a divested business. Bally’s presentation of Bally’s Intralot B2B Segment Adjusted EBITDAR under US GAAP includes approximately $7 million of negative IFRS to US GAAP adjustments due primarily to different accounting treatment of software development costs and leases.

Revenue for our North America Interactive segment of $66.1 million rose 16.9% year-over-year in the second quarter with Segment Adjusted EBITDAR of $3.0 million, a $0.5 million improvement over prior year. The business continues to demonstrate heathy, sustainable growth, with strong momentum across the U.S. and Canada.
Reconciliation of GAAP Measures to Non-GAAP Measures

To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, Bally’s has included in this earnings release non-GAAP financial measures for consolidated Adjusted EBITDA and Segment Adjusted EBITDAR, which exclude certain items described below. The reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are presented in the tables appearing below.

“Adjusted EBITDA” is earnings, or loss, for Bally’s, or where noted Bally’s reportable segments, before, in each case, interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating (income) expense, acquisition and other transaction related costs, share-based compensation, and certain other gains or losses as well as, when presented for Bally’s reportable segments, an adjustment related to the allocation of corporate costs among segments.

“Segment Adjusted EBITDAR” is Adjusted EBITDA (as defined above) for Bally’s reportable segments, plus rent expense associated with triple net operating leases for the real estate assets used in the operation of the Bally’s casinos. For the Bally's Intralot B2B, Bally's Intralot B2C, North America Interactive, and Other segments, Segment Adjusted EBITDAR and segment Adjusted EBITDA are equivalent due to a lack of triple net operating lease for real estate assets used in those segments.

Management has historically used consolidated Adjusted EBITDA and Segment Adjusted EBITDAR when evaluating operating performance because Bally’s believes that these metrics are necessary to provide a full understanding of Bally’s core operating results and as a means to evaluate period-to-period performance. Management also believes that consolidated Adjusted EBITDA and Segment Adjusted EBITDAR are measures that are widely used for evaluating operating performance of companies in Bally’s industry and a principal basis for valuing such companies as well. Adjusted EBITDAR is used outside of our financial statements solely as a valuation metric. Management believes Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. Consolidated Adjusted EBITDA and segment Adjusted EBITDAR should not be construed as alternatives to GAAP net income as an indicator of Bally’s performance. In addition, Adjusted EBITDA or Segment Adjusted EBITDAR as used by Bally’s may not be defined in the same manner as other companies in Bally’s industry, and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies.

About Bally’s Corporation

Bally’s (NYSE: BALY) is a fast-growing global entertainment brand with 20 casinos across 11 U.S. states and one casino in Newcastle, UK, along with a golf course in New York and horse racetracks in Colorado and forthcoming in Wyoming. Bally’s also owns Bally Bet, a first-in-class sports betting and iGaming platform licensed in 16 jurisdictions in North America. Bally’s holds a majority interest in Bally’s Intralot S.A. (ATSE: BYLOT), a leading lottery solutions supplier and gaming operator active in 39 jurisdictions worldwide. Bally’s casino operations include approximately 17,700 slot machines, 630 table games, and 3,950 hotel rooms. Bally’s also has rights to developable land in Las Vegas at the site of the former Tropicana Las Vegas, has been awarded a license to build a full-scale casino and resort in The Bronx, New York, and an integrated destination resort in Chicago, Illinois. Bally’s is the first publicly traded gaming company to achieve Minority Business Enterprise (MBE) certification through the National Minority Supplier Development Council (NMSDC). Bally’s has over 12,000 employees across the world, recognized for their innovation, energy, and dedication to creating thrilling gaming experiences.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by Bally’s in this press release, its reports filed with the Securities and Exchange Commission (“SEC”) and other public statements made from time-to-time speak only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for Bally’s to predict or identify all such events or how they may affect it. Bally’s has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include those included in Bally’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by Bally’s with the SEC. These statements constitute Bally’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Investor Contact	Media Contact
Mira Mircheva	Joseph Jaffoni, Christin Armacost
Chief Financial Officer	JCIR
401-475-8564	212-835-8500
ir@ballys.com	baly@jcir.com

Revenue and Segment Adjusted EBITDAR (unaudited)

	Successor				Predecessor
(in thousands)	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Six Months Ended June 30, 2026	Period from February 8, 2025 to June 30, 2025	Period from January 1, 2025 to February 7, 2025
Revenue:
Casinos & Resorts	$401,017	$393,333	$780,745	$620,184	$124,299
Bally’s Intralot B2B	79,488	7,046	153,444	11,929	3,720
Bally’s Intralot B2C	243,481	199,020	483,419	306,887	75,265
North America Interactive	66,064	56,502	126,520	84,059	16,941
Corporate & Other	2,184	1,633	3,828	3,169	273
Total	$792,234	$657,534	$1,547,956	$1,026,228	$220,498

Adjusted EBITDAR(2)
Casinos & Resorts	$109,611	$105,967	$205,807	$177,507	$23,554
Bally’s Intralot B2B	21,931	7,046	37,047	11,929	3,720
Bally’s Intralot B2C	64,739	75,159	151,831	118,471	25,220
North America Interactive	2,994	2,484	(4,143)	139	(5,661)
Corporate & Other	(11,760)	(17,506)	(24,096)	(27,209)	(6,774)

	Successor	Pro Forma Combined(1)
(in thousands)	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Revenue:
Casinos & Resorts	$780,745	$764,321
Bally’s Intralot B2B	153,444	15,649
Bally’s Intralot B2C	483,419	382,152
North America Interactive	126,520	103,038
Corporate & Other	3,828	3,442
Total	$1,547,956	$1,268,602

Adjusted EBITDAR(2)
Casinos & Resorts	$205,807	$206,536
Bally’s Intralot B2B	37,047	15,649
Bally’s Intralot B2C	151,831	143,691
North America Interactive	(4,143)	(4,103)
Corporate & Other	(24,096)	(35,294)
________________________________
(1)    Proforma combined financial information represents combined Bally’s and Queen results for the periods presented. The Company believes proforma combined information will be beneficial to investors as it provides a baseline for comparative future results of the combined company. Refer to tables in this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable measure calculated in accordance with GAAP.
(2)    Segment Adjusted EBITDAR is Bally’s reportable segment GAAP measure and its primary measure for profit or loss for its reportable segments. “Segment Adjusted EBITDAR” is Adjusted EBITDA (as defined above) for Bally’s reportable segments, plus rent expense associated with triple net operating leases for the real estate assets used in the operation of the Bally’s casinos. For the Bally’s Intralot B2C, Bally’s Intralot B2B, North America Interactive and Corporate & Other segments, Adjusted EBITDAR and segment Adjusted EBITDA are equivalent due to a lack of triple net operating lease for real estate assets used in those segments.

Supplemental Unaudited Condensed Combined Financial Information

The supplemental unaudited financial information below combines the historical results of operations of Bally’s and Queen for the periods presented and has been prepared to reflect the merger as if they had occurred on January 1, 2025.

2025 CONDENSED COMBINED INCOME STATEMENT INFORMATION

	Bally’s			Queen
	Successor		Predecessor
(in thousands)	Three Months Ended June 30, 2025	Period from February 8, 2025 to June 30, 2025	Period from January 1, 2025 to February 7, 2025	Period from January 1, 2025 to February 7, 2025	Combined Six Months Ended June 30, 2025
Revenue:
Casinos & Resorts	$393,333	$620,184	$124,299	$19,838	$764,321
Bally’s Intralot B2B	7,046	11,929	3,720	—	15,649
Bally’s Intralot B2C	199,020	306,887	75,265	—	382,152
North America Interactive	56,502	84,059	16,941	2,038	103,038
Corporate & Other	1,633	3,169	273	—	3,442
	$657,534	$1,026,228	$220,498	$21,876	$1,268,602

Adjusted EBITDAR
Casinos & Resorts	$105,967	$177,507	$23,554	$5,475	$206,536
Bally’s Intralot B2B	7,046	11,929	3,720	—	15,649
Bally’s Intralot B2C	75,159	118,471	25,220	—	143,691
North America Interactive	2,484	139	(5,661)	1,419	(4,103)
Corporate & Other	(17,506)	(27,209)	(6,774)	(1,311)	(35,294)

Selected Financial Information (unaudited)

Balance Sheet Data

(in thousands)	June 30, 2026 (Successor)	December 31, 2025 (Successor)
2026 Term Loans	$1,109,518	$—
Term Loan Facility(1)	—	1,472,594
Intralot British Term Loan	530,277	538,720
Intralot Greek Term Loan	228,441	234,962
Revolving Credit Facility	303,750	—
Intralot Revolving Credit Facility	74,243	—
Intralot 6.00% Greek Retail Bond due 2029	148,487	152,726
Fixed Rate Senior Notes:
5.625% Senior Notes due 2029	750,000	750,000
5.875% Senior Notes due 2031	735,000	735,000
Intralot 6.75% Senior Secured Notes due 2031	685,323	704,886
Intralot Floating Rate Senior Notes due 2031(2)	342,661	352,443
Intralot Supplemental Indenture	2,368	2,436
Less: Unamortized original issue discount	(51,969)	—
Less: Unamortized fair value adjustment(3)	(351,399)	(443,110)
Long-term debt, including current portion	4,506,700	4,500,657
Less: Current portion of 2026 Term Loans, Term Loan Facility and Intralot Greek Term Loan	(39,977)	(37,344)
Long-term debt, net of discount and deferred financing fees; excluding current portion	$4,466,723	$4,463,313

Cash Flow Data

	Successor		Predecessor
(in thousands)	Six Months Ended June 30, 2026	Period from February 8, 2025 to June 30, 2025	Period from January 1, 2025 to February 7, 2025
Capital Expenditures	$73,954	$79,422	$16,424
Cash paid for capitalized software	19,227	20,533	2,315
Acquisition of gaming licenses	502,000	2,000	—
Cash payments associated with triple net operating leases(2)	133,561	69,983	14,877
________________________________
(1)    The Company has entered certain currency swaps to synthetically convert $500 million of its Term Loan Facility to €461.6 million fixed-rate Euro-denominated instrument due October 2028 paying a weighted-average fixed-rate coupon of approximately 6.69% per annum. The Company also entered certain currency swaps to synthetically convert $200 million notional amount of its floating rate Term Loan Facility to an equivalent £159.2 million GBP-denominated floating rate instrument with tenor of the swap instrument due October 2026. Additionally, as part of the Company’s risk management program, to further manage the Company’s exposure to interest rate movements, the Company entered into an additional $1.0 billion notional in interest rate swap contract arrangements to fix interest rates until 2028.
(2)    Consists of payments made in connection with Bally’s triple net operating leases, as defined above.